Exhibit 99.1

Repligen Corporation 41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453

Repligen Acquires TangenX Technology Corporation

Adds innovative single-use Sius™ TFF technology to downstream bioprocessing portfolio

WALTHAM, MA – December 15, 2016 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today announced that it has acquired TangenX Technology Corporation (“TangenX”) of Shrewsbury, MA, maker of the innovative single-use Sius™ line of tangential flow filtration (“TFF”) cassettes and hardware used in downstream biopharmaceutical manufacturing processes. Sius TFF is used in the filtration of biological drugs, complementing Repligen’s OPUS® line of Pre-Packed Chromatography Columns used in downstream purification. Single-use Sius TFF cassettes are designed to deliver superior performance to traditional (reusable) TFF cassettes in a cost-competitive format that provides user-ready convenience and flexibility. The Sius portfolio also strengthens the Company’s existing capability in filtration, where its XCell™ ATF products (both stainless steel and single-use) are used for perfusion and cell culture intensification in upstream manufacturing processes.

Prior to the acquisition, TangenX was controlled by Novasep Holding SAS of Lyon, France. The acquisition by Repligen was completed through an all cash transaction of EUR 37.0 million (USD 39.0 million). Repligen expects sales of TangenX products to achieve double-digit growth and contribute $7.0-$7.5 million in revenue for the year 2017. This acquisition is expected to be accretive on both a GAAP EPS and adjusted EPS basis in 2017. Goodwin Procter LLP served as legal counsel to Repligen in the deal, and EC Mergers and Acquisitions, a EuroConsult company, provided financial advisory services.

Tony J. Hunt, President and Chief Executive Officer of Repligen said, “This strategic acquisition strengthens our position as a leader in single-use bioprocessing technologies and extends our reach into downstream processes, where disposables are increasingly being adopted by biopharmaceutical manufacturers for the convenience, flexibility and cost advantages that they offer. Our companies share a common culture of innovation, and we look forward to working with the entire TangenX team to drive further growth of this platform and develop next generation products for our customers.”

John Connors, President of TangenX said, “Our commitment to delivering high value and flexible TFF solutions to the bioprocessing industry is closely aligned with Repligen’s focus on technological innovation as a path to market success. We have seen strong demand for Sius TFF over the last few years, and look forward to combining forces with Repligen to drive further adoption of Sius and our joint portfolio of products.”

About TFF and Sius™ single-use cassettes

Tangential flow filtration (TFF) is a rapid and efficient method for separation and purification of biomolecules that is widely used in laboratory, process development and process scale applications in biopharmaceutical manufacturing.

Sius™ is an innovative single-use TFF line of cassettes and hardware for lab-scale through process-scale biopharmaceutical manufacturing. Single-use Sius TFF cassettes with enclosed flat sheet membranes are designed to offer a lower cost alternative to reusable TFF products. Each disposable cassette is delivered pre-sanitized, integrity tested and ready to be equilibrated and used for tangential flow diafiltration and ultrafiltration processing. TangenX studies demonstrate that utilizing Sius TFF in downstream processing will typically reduce filter costs by 80%, labor by 50% and buffer usage by 75%, eliminating non-value added steps of cleaning and flushing. Sius TFF cassettes are interchangeable with filter hardware from multiple manufacturers, simplifying customer trial and adoption of Sius products.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a bioprocessing company focused on the development, manufacture and commercialization of highly innovative products used to manufacture biologic drugs. Our bioprocessing products are sold to major life sciences companies, biopharmaceutical development companies and contract manufacturing organizations worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A resins that are used to separate and purify monoclonal antibody-based therapeutics. In upstream processes, our XCell™ ATF systems and growth factors are used to accelerate and increase productivity during the cell culture stage of biologic drug manufacturing. In downstream processes, we developed and market our innovative line of OPUS® chromatography columns that we deliver pre-packed with our customers’ choice of resin for their bench-scale through clinical production-scale purification needs. With the acquisition of TangenX, we also manufacture single-use Sius™ TFF cassettes and hardware, used in downstream protein concentration and filtration processes. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA, Shrewsbury, MA, Lund, Sweden and Weingarten, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance of TangenX product revenue, customer adoption of the SIUS product line, future financial performance of Repligen, including the accretive nature of the TangenX acquisition, expected synergies following the acquisition of TangenX and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to integrate TangenX’s business and personnel and to achieve expected synergies; our ability to maintain or expand TangenX’s historical sales; our ability to accurately forecast the acquisition, related restructuring costs and allocation of the purchase price, goodwill and other intangibles acquisition related and other asset adjustments; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for single-use or disposable bioprocessing products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Senior Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com